AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 11, 2018

HEUGENIS INC

Up to 625,000 Shares of Class A Common Stock - Minimum purchase: 40 Shares ($640.00)

This offering (the “Offering”) consists of Class A Common Stock. The Class A Common Stock is being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. There are 625,000 shares being offered at a price of $16.00 per share with a minimum purchase of 40 shares per investor. The maximum aggregate amount of the shares offered is $10,000,000 (the “Maximum Offering”). Provided that an investor purchases shares in the amount of the minimum investment (40 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. The Offering will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) the date that is twelve months from the date of this Offering Statement being qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the Company in its sole discretion, which may happen at any time. The Company anticipates that it will hold its initial closing on some date after the date of qualification and will hold additional closings at various times thereafter in the Company’s discretion. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

Except as required by law, the Class A Common Stock will have no voting rights and no holder thereof shall be entitled to vote on any matter. Each holder of shares of Class B Common Stock will be entitled to one vote for each share; each holder of shares of Class C Common Stock will be entitled to ten votes for each share. The Company’s Founders currently hold 90% of Preferred Shares and 100% of Class C Common Stock, which means that the Founders currently hold over 90% of the voting power of the Company’s equity.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

There is currently no trading market for our common stock. We intend to apply to have our shares of common stock quoted for trading on the OTCQX marketplace and expect to trade under the symbol “HEUG” upon acceptance of our application by OTC Markets, which will occur after the termination of this Offering.

The Company has engaged Sageworks Capital, LLC., member FINRA/SIPC (the “Broker-Dealer” or “Broker”) to assist in the placement of its securities. Sageworks Capital, LLC will not solicit or recommend the security and will act only as a registered agent for the offering. See “Plan of Distribution; Selling Security Holders” for details of compensation paid to the Broker.

These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 4.

		Price to Public	Underwriting discounts &
			commissions

Per share:	1	$16.00	$.16	$15.84

Total Maximum:	625,000	$10,000,000	$110,000.00	$9,890,000

Does not include expenses of the offering, including costs of Investor Escrow Setup, Technology and Accounting Fee and posting and marketing offering, estimated to be $250,000 for the Maximum Offering amount. See “Plan of Distribution.”

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Sales of these securities will commence on approximately  _____.

We are providing the disclosure in the Offering Circular format of Form 1-A.

99 Monroe Ave, NW; Suite 200, Grand Rapids, MI 49503; www.heugenis.com
The date of this Offering Circular isXXXX, 2018

Forward Looking Statements

This offering circular contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this offering circular.

OFFERING SUMMARY

The following summary highlights selected information contained in this offering circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this offering circular, including, but not limited to, the risk factors beginning on page 4. References to “we,” “us,” “our,” or “the “Company” mean Heugenis Inc, a Delaware Corporation incorporated on February 12, 2018.

Our Company

Heugenis™ Inc. is focused on bringing hope to millions suffering from Alzheimer’s disease through an easy to use, low cost, non-invasive and non-drug approach utilizing wearable-tech glasses to deliver stroboscopic therapy. Building on decades of clinical and university studies, Heugenis Inc is committed to developing a new generation of affordable non-drug related medical solutions, offered direct to consumers on an expedited timeline through the rapid-adoption of pioneering research. Our company is built on the past success of our Founders, who have a demonstrated track record for bringing innovative ideas to the global marketplace. Our first priority at Heugenis Inc will always be to serve the urgent need of Alzheimer’s sufferers and their caregivers with empathy, respect, and integrity, with the goal of delivering hope to millions living with this debilitating disease.

This Offering

We have authorized capital stock consisting of 10,000,000 shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), 5,000,000 shares of Class B Common Stock, $0.00001 par value per share (“Class B Common Stock”), 500,000 shares of Class C Common Stock, $0.00001 (“Class C Common Stock”, and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”) and 5,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”). We have 500,000 shares of Class C Common Stock and 1,390 shares of Preferred Stock issued and outstanding. After this Offering, we will have outstanding a total of 625,000 shares of Class A Common Stock.i

Securities Offered

Securities being offered by the Company	Maximum 625,000 shares of Class A Common Stock.
Offering price per share	We will sell the shares at a fixed price per share of $16 for the duration of this Offering.
Number of shares of common stock outstanding before the offering	0 shares of Class A Common Stock are currently issued and outstanding.
Number of shares of common stock outstanding after the offering of common stock

625,000 Class A Common Shares will be issued and outstanding if we sell all of the shares we are offering herein. Except as required by law, the Class A Common Stock will have no voting rights and no holder thereof shall be entitled to vote on any matter. Each holder of shares of Class B Common Stock is entitled to one vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. Each holder of Class C Common Stock shall be entitled to ten votes for each share of Class C Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

Number of shares reserved as an option pool for key employees and service providers	1,500,000 shares of Class A Common Stock will be reserved as an option pool. 1,000,000 shares of Class B Common Stock will be reserved as an option pool.
The maximum number of shares to be sold in this offering	625,000 shares of Class A Common Stock ($10,000,000)

RISK FACTORS

An investment in our shares involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this offering circular, before purchasing our shares in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to Our Business and Industry

We have a limited operating history and have not yet generated any revenues.

Our limited operating history makes evaluating the business and future prospects difficult and may increase the risk of your investment. Heugenis Inc. was formed in February 2018 and we have not yet begun producing or delivering our first product. To date, we have no revenues. Adoption of our technology requires significant education of the consumer to achieve commercial success and may never be successfully adopted by the consumer marketplace.

If we are unable to raise the capital requirements identified in this offering circular, it is unlikely that we will be able to continue as a going concern.

Our auditors have issued a “going concern” opinion. Our ability to continue as a “going concern” is dependent on many factors, including, among other things, our ability to raise the necessary capital to fund our operations as identified in this offering, growth in product orders and shipments, and improved operating margins. If we are unable to achieve these goals, our business would be jeopardized and the Company may not be able to continue. If we ceased operations, it is likely that all of our investors would lose their investment.

We anticipate that we will experience losses prior to and early in the launch of our first product.

We have no revenues and expect significant increases in costs and expenses before realizing revenues. Though we have successfully identified a need for our wearable-technology and a design, manufacturing, marketing and distribution strategy, there can be no assurance that we will be commercially successful.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to the preferred investors than to the holders of common stock. In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell could be sold into any market which develops, which could adversely affect the market price.

We face significant barriers in our attempt to achieve speed-to-market-advantage with our wearable-technology, and if we cannot successfully overcome those barriers the business will be negatively impacted

The design, manufacture and distribution of new consumer products for the retail industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing products, long lead times including potential delays in bringing products to market from the concept and design stage, the need for specialized design and development expertise, insurance requirements and establishing a brand name and image. As a product developer of wearable technology, we face a variety of added challenges to entry that a traditional health and wellness company would not encounter including educating the consumer on the advantage of this new technology and the proper use of it in highly-specific training regimens, and unproven high-volume customer demand for our wearable-technology. We must overcome these barriers to be successful.

Additional approval and regulation of our product by the FDA may be required.

Though we believe we do not require FDA approval to sell and distribute our product as a ‘memory aid,’ the wearable technology is currently categorized as a Class I device by the FDA, (for example, dental floss is classified as Class I device), and additional review and approval may be required that could significantly set back our timeline for product introduction, delaying potentially for years our realization of revenues. Possible unforeseen changes in FDA regulations governing our technology may also force us to delay our product introduction to the consumer marketplace.

We plan to subcontract our manufacturing.

We do not own any manufacturing facilities, nor do we plan on purchasing any equipment or leasing any manufacturing facilities. We do not foresee any capital expenditures in the next five years for this purpose. We will be subcontracting or licensing the manufacturing, quality control and distribution of products to strategic partners with valuable relationships with offshore manufacturers of high-end consumer electronics, designed to our exacting specifications. Unforeseen risks are attached to the reliability and performance of our outsourced manufacturing.

We are critically dependent on the ability of our outsourced manufacturing partners to deliver high-quality product on a reliable timeline at a cost that allows us to sell our product at a profit. Many unknown risks that could contribute to our failure include production setbacks, quality control failure, delivery of faulty product, and the financial viability of our subcontracted manufacturers none of which we will have control over.

The successful protection of our market through the filing of patents, trademarks and other intellectual property contains risks.

The Company has no guarantee that any patent(s) we have filed will be accepted by the United States Patent and Trademark Office. Additionally, there is a risk that potential competitors who have received patents for their technology will seek to block the approval of any patents or related intellectual property that we apply for. Our dependence on any patents secured by our outsourced manufacturing partners may also come under scrutiny by potential competitors and existing patent holders who may attempt to block the manufacture and distribution of our products for an extended timeframe, limiting our ability to generate revenues.

Management of the Company is currently concentrated in the hands of a small team.

The Company has no salaried employees at this time and its development and growth is reliant on a small management team and its Board of Directors. The failure to quickly raise working capital to support an expedited hiring process to fill key positions would critically delay the Company’s successful launch and potentially its long-term financial viability.

Unforeseen product liability issues and related costs could produce significant risks contributing to our failure.

Required product liability insurance costs could prove to be so significant that they would negatively impact the Company’s ability to produce and deliver an affordable consumer model of our product. Additionally, unforeseen performance issues related to the mass distribution of our product to a consumer marketplace could result in malfunctions and even potentially consumer injuries, resulting in lawsuits and product recall.

Our success is dependent upon consumers’ willingness to adopt wearable training technology.

If we cannot develop sufficient market demand for stroboscopic technology through our direct efforts, we will not be successful. Factors that may influence the acceptance of wearable training technology include:

•	perceptions about stroboscopic goggles quality, safety, design, performance and cost;

•	perceptions about the ease or difficulty of wearable training technology and the successful adoption of training regimens needed to produce desired results with consumers,

Pressure from competitors may limit our success.

If our competitors introduce new stroboscopic goggles that compete with or surpass the quality, price or performance of our technology, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.

Risks Related to The Investment in Our Common Stock

The ownership of our preferred stock is concentrated among existing executive officers and directors.

Upon the sale of all of the shares offered in this Offering, our executive officers and directors will continue to own beneficially, in the aggregate, a vast majority of the outstanding shares of common and preferred stock. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles of Incorporation, and approval of significant corporate transactions. Except as required by law, the Class A Common Stock will have no voting rights and no holder thereof shall be entitled to vote on any matter. Each holder of shares of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company. Each holder of shares of Class C Common Stock will be entitled to ten (10) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken, or any written consent of stockholders is solicited. The largest two shareholders are Company founders, as demonstrated in the Ownership Table on Page 36.

There currently is no public trading market for our securities and an active market may not develop or, if developed, be sustained.

There is no trading market for our stock currently. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your shares at any price. Even if a public market does develop, the market price could decline below the amount you paid for your shares.

USE OF PROCEEDS

We estimate that, at a per share price of $16.00, if the maximum number of 625,000 shares is sold, the net proceeds will be approximately $9,860,000 after deducting estimated offering expenses of $360,000.

The net proceeds of this offering will be used primarily to fund product development, prototyping, marketing and distribution of our wearable technology, along with the professional fees necessary to support those operations including offering costs and commissions, accounting, legal, and consultant fees. This stage is anticipated to take eight months.

Accordingly, we expect to use the net proceeds as follows, assuming we raise 25%, 50%, 75% and all of the Maximum Amount in this offering:

HEUGENIS INC
Uses of Capital

	25.00%	50.00%	75.00%	100%
Capital from Offering	2,500,000	5,000,000	7,500,000	10,000,000
Offering Costs *	62,500	125,000	187,500	250,000
Commisions	35,000	60,000	85,000	110,000
Net Capital	2,402,500	4,815,000	7,227,500	9,860,000
Expenses
Salaries	$263,600	$527,200	$790,800	$1,054,400
COGS	$481,250	$962,500	$1,443,750	$1,925,000
Professional Fees	$219,250	$438,500	$657,750	$877,000
Equipment	$16,250	$32,500	$48,750	$65,000
Insurance, R&D	$370,238	$740,475	$1,110,713	$1,480,950
Travel	$90,000	$180,000	$270,000	$360,000
Marketing	$802,500	$1,605,000	$2,407,500	$3,210,000
SGA	$148,163	$306,325	$464,488	$842,650
Leases	$11,250	$22,500	$33,750	$45,000
Total	$2,402,500	$4,815,000	$7,227,500	$9,860,000

* FINRA filing, Transfer Agent, Merchant Fees, Marketing, Payment Processing, Website

•	Salaries will be primarily spent on executive managers critical to the Company’s operation. We will add employees as growth and capital allow.
•

Professional fees include attorney services for the filing of our patent and trademark, as well as general business management. Additional contracted professional services will include website development and manufacturing contracts.

•	Equipment will include computers, printers and general office equipment.
•	Insurance and R&D will be spent on product liability insurance, the development of product prototypes, securing clinical trials and FDA approval.
•	Travel expenses include airfare and hotel costs for our management team necessary to support sales and marketing operations as well as product development.
•	Marketing will be devoted to advertising our product through our website, tradeshows, media buys and public relations.
•	SGA include all general, office and administrative expenses.
•	Lease proceeds will be dedicated to securing leased office space.

The foregoing information is an estimate based on our current business plan.

Because the offering is a “best efforts” offering with no minimum offering size other than the minimum purchase requirement, Heugenis may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the expenses of the Offering. In that event it will “bootstrap” its expenses and only spend funds on marketing and product development when it has revenues to do so.

We may find it necessary and/or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so. Determination of any changes in the use of proceeds will be at the sole discretion of the Company’s management team and its Board of Directors. Such reallocation of proceeds may produce a significant change in expected revenues and/or their timeline.

DILUTION

The term "dilution" means the reduction of any one share as a percentage of the aggregate shares outstanding. If all of the shares in this offering are fully subscribed and sold, the Shares offered herein will constitute approximately 3.83% of the total shares of the Company on a fully diluted basis. The Company anticipates that subsequent to this offering the Company may require additional capital and such capital may take the form of other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the shares sold herein in the Company.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. If you invest in our Class A Common Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Class A Common Stock and the pro forma net tangible book value per share of our fully diluted capitalization.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders. Investors in this offering will pay $16.00 per share. The table reflects all transactions since inception

DILUTION	Date Issued	Issued Shares	Authorized Shares	Total Issued & Reserved Shares	Effective Cash Price at Issuance
Class C Founders Stock	2018	500,000	500,000	500,000	$0.00001
Series A Preferred Stock	2018	1,390	5,000	5,000	$2,500.00
Series A Preferred Stock reserved for Option Pool	2018		3,610		$2,500.00
Class B Common Stock	2018		5,000,000	4,655,000	$16.00
Class B Common Stock reserved for Preferred Conversion	2018	3,475,000			$16.00
Class B Common Stock reserved for Option Pool	2018	1,180,000			$16.00
Class A Common Stock	2018	0	10,000,000	2,125,000	$16.00
Class A Investors in this offering, assuming $10M raised	2018	625,000			$16.00
Class A Common Stock reserved for Option Pool	2018	1,500,000			$16.00

As of June 30, 2018, the net tangible book value of the Company was $52,150. Based on the number of shares of stock issued and outstanding as of the date of this Offering Circular (501,390 shares total, consisting of 500,000 shares of Class C Common Stock and 1,390 shares of Series A Preferred Stock, which is convertible into 3,475,000 shares of Class B Common Stock) equates to a net tangible book value of approximately $0.01 per share of common stock, assuming conversion of the Series A Preferred Stock to Class B Common Stock (Scenario A); or, equates to a net tangible book value of approximately $0.01 per share of common stock, assuming conversion of the Series A Preferred Stock to Class B Common Stock, conversion of 1,500,000 Class A Common Stock options that are issued and outstanding but not yet exercised, and conversion of 1,180,000 Class B Common Stock options that are issued and outstanding but not yet exercised (Scenario B); or, equates to a net tangible book value of approximately $0.00 per share of common stock, assuming conversion of the Series A Preferred Stock to Class B Common Stock, conversion of 1,500,000 Class A Common Stock options that are issued and outstanding but not yet exercised, conversion of 1,180,000 Class B Common Stock options that are issued and outstanding but not yet exercised, and 3,610 shares of Series A Preferred Stock reserved for issuance under the Company’s stock option plan that would become exercisable into shares of Series A Preferred Stock that are in turn convertible into Class B Common Stock at a 1:2,500 conversion rate resulting in an effective reservation of 9,025,000 shares of Class B Common Stock (Scenario C).

Without giving effect to any changes in such net tangible book value after June 30, 2018, other than to give effect to the sale of 650,000 shares of Class A Common Stock being offered by the Company in this Offering Circular for the net proceeds of $9,640,000 ($10,000,000 maximum offering, less commissions and estimated offering costs), the pro forma net tangible book value, assuming full subscription, would be $9,692,150. Based on the total number of shares of common stock that would be outstanding assuming full subscription (625,000) equates to approximately $2.11, $1.33, and $0.59 net tangible book value per share under Scenario A, Scenario B, and Scenario C, respectively.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Class C Common Stock owned by our current stockholders will have immediately increased by approximately $2.09, $1.32, and $0.59 per share for Scenario A, Scenario B, and Scenario C, respectively, without any additional investment on their behalf and the net tangible book value per Share for new investors will be immediately diluted by $13.89, $14.67, and $15.41 per share for Scenario A, Scenario B, and Scenario C, respectively.

The following table illustrates this per share dilution:

*Before deduction of offering expenses

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•

In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•

In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

ABOUT HEUGENIS INC.

MISSION: “To bring hope to millions suffering from Alzheimer’s.”

Groundbreaking Technology
Dutch for “memory,” Heugenis is a wearable-tech company focused on bringing emerging medical solutions direct to consumers through non-invasive appliances that are easy to use.

Hope for Millions
Our flagship product Memory Lenses™ is bringing hope to millions suffering from Alzheimer’s disease through an easy to use, low cost, non-invasive and non-drug approach.

Pioneering Research
We’re leveraging cutting-edge research to develop an exciting, device-based treatment, proven in non-human university studies and early clinical human studies to decrease harmful chemical processes in the brain directly related to the disease.

Non-Drug Solution
Building on decades of research, Heugenis manufactures, markets and distributes a unique and novel wearable technology appliance to Alzheimer’s sufferers, going beyond passive monitoring to actively address the underlying neurological causes of the disease.

Easy to Use
Now, as easy as putting on glasses, Alzheimer’s sufferers can apply beneficial therapy with Heugenis Memory Lenses™ in the comfort of their own homes, or in any setting, for as little as twenty minutes a day, while allowing them to watch TV, spend time with loved ones, or partake in other normal activity.

Speed to Market
Heugenis Inc is committed to bringing a new generation of non-drug related medical solutions direct to consumers on an expedited timeline at a reasonable cost through the rapid-adoption of pioneering research.

Patient Owned
We’re taking control of potentially life-saving technology away from pharmaceutical companies and putting it in the hands of Alzheimer’s patients through equity ownership opportunity in our company through the revolutionary new Regulation A investment platform.

A Track Record of Success
Our company is built on the past success of our Founders, who have a demonstrated track record for bringing innovative ideas to the global marketplace. Our first priority at Heugenis Inc will always be to serve the urgent need of Alzheimer’s sufferers and their caregivers with empathy, respect, and integrity, with the goal of delivering hope to millions living with this debilitating disease.

THE PROBLEM

According to the Alzheimer's Association, approximately 5.5 million people in the U.S. today are affected by Alzheimer’s Disease (AD) and that number could triple by 2050ii. There is an urgent need to develop new treatments for Alzheimer's disease and make them available to sufferers on an expedited timeline at a reasonable cost.

•	Despite the growing need, Alzheimer’s research into drug-therapy treatment has seen the failure in the last two years in clinical trials of two major drugs in the FDA approval process pipeline.

•	Current treatments are limited to five drugs and new alternatives are expensive to develop with long runways and extremely high failure rates.

•

Of the five approved medications, tacrine poses a risk of liver damage and is rarely prescribed. The four others can cause side effects including nausea, vomiting, dizziness, loss of appetite, muscle cramps, tremor and weight loss and in rare cases, slow heartbeat, heart block, gastrointestinal bleeding, ulcers, convulsions and seizures.

•	No new drugs for the treatment of Alzheimer’s have been approved by the FDA since 2003.

•	Costing up to more than $400 per month, Alzheimer's drugs are expensive with steep out-of- pocket costs, even with insurance or Medicare coverage.

•	Alzheimer’s treatment costs are more than cancer and heart disease, estimated at $259 billion a year with an additional $221 billion in unpaid care being borne by 15 million loved ones and caretakers.

•

Medicare and Medicaid are expected to cover $175 billion, or 67 percent, of the total health care and long-term care payments for people with Alzheimer’siii, putting an exponentially-growing burden on taxpayers.

About Alzheimer’s

Alzheimer’s disease is the leading cause of dementia of the brain. The disease progressively destroys brain cells preventing basic functions like memory and motor skills.

Alzheimer’s is caused by the progressive accumulation of the protein fragment beta-amyloid (plaques) outside neurons in the brain and twisted strands of the protein tau (tangles) inside neurons. These changes are eventually accompanied by the damage and death of neurons, resulting in a loss of synchronised brain activity, known as gamma oscillations, which is linked to attention and memory. While the root cause of the disease is still being studied, autopsy results always show characteristic beta-amyloid plaque buildup between dying cells and “tangles” within the brain’s neurons from the disintegration of a protein called tau.iv

According to the Alzheimer’s Association:

•	AD is the fifth leading cause of death among people age 65 years and older in the United States.

•	1 in 9 adults over 65 have Alzheimer’s. The U.S. population age 65 and older is projected to nearly double from 48 million to 88 million by 2050.[v]

•	Alzheimer’s ranks as number 1 in the 10 leading causes of deaths in the United States that cannot be prevented, slowed or cured.

•

There has been an 80% increase in deaths due to Alzheimer’s between 2000 and 2014. Deaths from Alzheimer’s have nearly doubled during this period while those from heart disease — the leading cause of death — have declined.

•	Diseases like breast cancer, prostate cancer, heart disease, stroke, and HIV ALL show a decline from 2000 to 2013. Alzheimer's is up 71% in the same time frame.

•	Statistics show that you are two times more likely to die before 80 if you have Alzheimer's.

•	Alzheimer’s is a very burdensome disease in that a long duration of illness, disability and dependence precedes death.

Current Alzheimer’s Treatments

The U.S. Food and Drug Administration (FDA) has approved five medications to treat the symptoms of Alzheimer's disease. The effectiveness of these drugs varies from person to person and is limited in duration.

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Two new major drugs in the FDA approval process pipeline have failed in the last year and a half in clinical trials. Eli Lily’s drug trial in November of 2016vi failed in clinical trial stage after promising results in rodents did not translate into clinical improvements for patients. In September of 2017, Axovant Sciences announcedvii the failure of its drug at the Phase 3 clinical trial stage, when patients with mild to moderate Alzheimer's disease (AD) did not see minimum efficacy requirements.

•	In the United States, it takes an average of 12 years for an experimental drug to travel from the laboratory to your medicine cabinet.

•	Most trials are sponsored by the biopharmaceutical industry.

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Only 5 in 5,000 drugs that enter preclinical testing progress to human testing. One of these 5 drugs that are tested in people is approved. The chance for a new drug to actually make it to market is thus only 1 in 5,000.viii

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In the decade of 2002-2012, 244 drugs for Alzheimer’s were tested in clinical trials registered with clinicaltrials.gov, a National Institutes of Health registry of publicly and privately funded clinical studies. Only one of the 244 drugs successfully completed clinical trials and went on to receive approval from the FDA.

Three of the five available medications — donepezil, galantamine and rivastigmine—are from a class of drugs called “cholinesterase inhibitors.” These drugs prevent the breakdown of a chemical messenger in the brain that is important for learning and memory. The fourth drug, memantine, regulates the activity of a different chemical messenger in the brain that is also important for learning and memory. Both types of drugs help manage symptoms but work in different ways. The fifth medication is a combination of one of the cholinesterase inhibitors (donepezil) with memantine.

•	There are 105 agents in the AD treatment development pipeline, of which 25 agents are in 29 trials in phase I, 52 agents are in 68 trials in phase II, and 28 agents are in 42 trials in phase III.

•

Seventy percent of drugs in the AD pipeline are disease-modifying therapies (DMTs). Fourteen percent are symptomatic cognitive enhancers, and 13% are symptomatic agents addressing neuropsychiatric and behavioral changes (2% have undisclosed mechanisms).

AN ALTERNATIVE TO CONVENTIONAL TREATMENT

Now, as easy as putting on glasses, Alzheimer’s sufferers can apply beneficial therapy with Heugenis Memory Lenses™ in the comfort of their own homes, or in any setting, for as little as twenty minutes a day, while allowing them to watch TV, spend time with loved ones, or partake in other normal activity.

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New research out of the Massachusetts Institute of Technology (MIT) and published in the journal NATURE in November of 2016 demonstrates that stroboscopic therapy offers a possible alternative to drug therapy for Alzheimer’s patients.ix

•

According to the study, strobe lighting has been shown to reduce levels of the toxic proteins seen in the brains of those suffering from Alzheimer’s disease, demonstrating the possibility of non- drug treatments for the disease.[x]

•	Heugenis has developed a non-invasive, non-drug, wearable stroboscopic appliance called Memory Lenses™ that produces stimulation of the brain’s visual cortex to naturally manage beta- amyloid plaques.

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Heugenis Memory Lenses offer the possibility of early intervention in disease progression and preserved brain function when administered either at the MCI stage or during the proposed preclinical stage.

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The successful use of stroboscopic technology to improve cognitive functions is supported by decades of clinical and university research and has been adopted by prominent athletes in the last few years, widely-documented in respected national media outlets.

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Heugenis’s Memory Lenses have comparatively a very short timeline for clinical testing and FDA approval compared to conventional drug treatment protocols Categorized as a Class I device by the FDA, (for example, dental floss is classified as Class I device). On average, medical device companies waited 177 calendar days (about six months) for their device to get cleared by FDA during 2016xi.

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Memory Lenses have a functionality of blocking ambient light by electronically switching the lenses from clear to opaque, much like shaded sun glasses. There is no obtrusive light that enters the eyes except natural daylight. Memory Lenses are not unlike a flashing image on a computer screen or video game in terms of its potential risk of triggering photosensitive epilepsy (seizures).

•	Alzheimer’s patients can augment their current drug treatment regimen with Heugenis Memory Lenses with no detrimental effect.

•

Heugenis Memory Lenses actively address the underlying neurological causes of the disease through passive, non-invasive stimuli. The result is sharpened cognitive and fine motor performance at a reasonable cost with minimum effort.

•

While there are five prescription drugs currently approved by the U.S. Food and Drug Administration (FDA) to treat its symptoms, none of them slows or stops the damage and destruction of neurons that cause Alzheimer’s symptoms and make the disease fatal.

•

Research indicates that stroboscopic training can also lead to general improvements in higher- level visual cognition. After under-going stroboscopic training, participants revealed an improved ability to retain visual information in short-term memory. Furthermore, this improved ability was still present 24 hours later.

•	Alzheimer’s sufferers can engage in normal activities while using Heugenis Memory Lenses, including watching TV, thus supporting easy adoption of our technology.

•	At an average forecasted cost to the consumer of $3,500, Heugenis Memory Lenses offer a more economical treatment alternative to costly drug therapy.

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The speed-to-market advantage, reasonable consumer cost, and safety of this Class I medical appliance are all favorable factors for the rapid adoption of our wearable tech by the current 5.5 million Alzheimer’s sufferers in the United States.

Stroboscopic Treatment of Alzheimer’s

Stroboscopic technology offers a non-invasive, non-drug treatment that has in one case shown some promise of addressing the cause of Alzheimer’s. Specifically, in clinical research from MITxii performed on representative mice, flashing light was able to become somewhat of a “pacemaker” for the brain. The rhythmic flashing enabled neurons to fire at their “healthy” normal rate, and recruit microglia to destroy beta amyloid brain pathogens--. According to the research, one hour of flashing light therapy yielded lower levels of beta amyloid over the next 12-24 hours.

The study, in mice, found that exposure to flickering light stimulated brain waves, called gamma oscillations, that are known to be disturbed in Alzheimer’s patients. Boosting this brain activity appeared to act as a cue for the brain’s immune cells, prompting them to absorb the toxic beta-amyloid proteins, or plague, that are the hallmarks of the disease in the brains of people with Alzheimer’s.xiii

After an hour of stimulation, the researchers found a roughly 50% reduction in the levels of toxic beta amyloid proteins in the hippocampus, the brain’s memory center. Closer inspection showed that the amyloid had been taken up by microglia, the brain’s immune cells. In a healthy brain, microglia act as chemical rubbish collectors, clearing up unwanted compounds, but in Alzheimer’s these cells can lose this function and switch into an inflammatory state in which they secrete toxic compounds instead. Strengthening gamma oscillations appeared to switch the microglia back into a productive state.

Next, the scientist showed that gamma oscillations could also be stimulated non-invasively in the visual brain region simply by exposing the mice to a flickering light. At 40Hz the flicker of the light is barely discernible and would be “not offensive at all” for a person to have in the background. After being given one hour of flickering light each day for a week, the scientists saw a 60% reduction of harmful amyloid plaques in the brains of the mice.

Ed Mann, an associate professor of neuroscience at the University of Oxford, was quoted in The Guardian: “I was surprised, and it’s exciting, that such a simple stimulus can target a molecular pathway and have such an effect in an hour.”xiv

“If humans behave similarly to mice in response to this treatment, I would say the potential is just enormous, because it’s so non-invasive, and it’s so accessible,” said Li-Huei Tsai, director of the Picower Institute for Learning and Memory at MIT, and the paper’s senior author.

The latest intervention, scientists predict, should be quicker and cheaper to confirm in humans than pharmaceuticals, which typically take more than a decade to develop and assess for safety before the clinical efficacy is even examined.

How Our Stroboscopic Therapy Works

Unlike conventional strobe lights, which emit burst of flashing lights (an invasive stimuli), Heugenis Memory Lenses™ do not emit any type of light whatsoever. In fact, it produces a strobe-like effect by momentarily blocking out natural ambient light (a noninvasive stimuli) in much the same way as blinking does. By using LCD (Liquid Crystal Display) lens technology, Memory Lenses™ have a functionality of blocking ambient light by electronically switching the lenses from clear to opaque, much like shaded sun glasses. There is no obtrusive light that enters the eyes except natural daylight.

•

The MIT study employed invasive light projection, whereas we have developed an appliance that produces the same effect with non-invasive light occlusion, enabling greater patient comfort and adoptability, allowing them to watch TV or partake in other normal activity while undergoing treatment.

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To achieve measurable gains with strobe technology, it usually requires a minimum of three 20- minute sessions per week, for three weeks. The threshold of measurable gains is achievable in less time if the rate of training is increased from three to five times a week. To sustain gains, maintenance session is required. One 20-minute session per week has been shown to be sufficient. A significant loss of gains will follow after five weeks if all training has stopped.

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Almost all wearable tech devices on the market now are monitoring systems like fitness trackers, which track and report physiological conditions in our body, and smart watches, which deliver updated information to us in sync with our other devices. Our wearable tech is notably different in that it goes beyond simple monitoring to effect neurological and physiological training challenges through passive, non-invasive stimuli via eyewear. The result is sharpened cognitive and fine motor performance at a reasonable cost with minimum effort.

FDA Approval

Heugenis will be seeking FDA approval for our Memory Lenses by hiring a third-party consultant that specializes in the process, immediately upon meeting our capital goals.

Clinical Trials

In addition to seeking FDA approval, Heugenis will be vetting clinical trials through leading research hospitals nationally to explore other promising medical applications beyond the treatment of Alzheimer’s for our technology. Just like in professional sports, training with our wearable tech may help medical practitioners mitigate sensory fatigue overload and improve fine-motor reflexes and concentration, particularly in surgeons.

Clinical trials are research studies that evaluate and validate a new medical approach, device, drug, or other treatment. We believe stroboscopic training for surgeons could result in quantitative improved results across the board in every surgical environment, translating into savings through reduced insurance and hospitalization costs, while generating improved patient outcomes with less complications, speedier recovery, and reduced fatalities. Revenue forecasts do not include any ancillary uses of our technology in a surgical application.

History of Stroboscopic Technology

Stroboscopic technology is not new. Decades of clinical and university studies have resulted in the adoption of stroboscopic technology for the improvement of cognitive functions in everyone from Mir astronauts to current-day superstar athletes.

NASA

The benefits of stroboscopic technology were explored by NASA as early as 2006, when it was demonstrated that stroboscopic goggles that simulate a strobe-lighting effect could prevent the nauseating effects of space sickness - and that of more down-to-Earth travel.xv Designed by Millard Reschke at JSC, with George Ford and Jeffrey Somers at Wyle Laboratories in Houston, the goggles were honored at the Inventors' Luncheon 2006 at NASA's Johnson Space Center in Houston, Texas. Reschke came up with the idea for the glasses after observing a particular astronaut who had returned from a long stay on Russia’s former space station, Mir. A 1981 study suggested that strobe lighting might help with motion sickness, but it was not clear why. Reschke’s team noticed that the astronaut’s eyes darted back and forth more than normal. The team suspected these eye jitters – known as square wave jerks – were helping to “freeze” the moving visual scene on his retina, protecting him from space sickness. After Reschke observed a Mir astronaut, he wondered whether strobe lighting might also be freezing images on the retina. So his team created glasses with lenses made of LCD "shutters" that switch from dark to clear very quickly, providing a strobe effect. In a study published in January 2006 through the National Institute of Healthxvi, Reschke's team tested a pair of the glasses. The LCD shutters allowed four 10-millisecond "flashes" of light to come through each second. The subjects using the glasses were able to endure simulated motion sickness for the entire 30-minute duration of the study - those without the goggles lasted only 24 minutes on average.

National Science Foundation

More than 40 years ago, Jack A. Adams proposed that effective learning depends on the formation of perceptual-motor feedback loops, which he called “the perceptual trace.”xvii Funded by the National Science Foundation, researchers at Saint Olaf College in Minnesota tested his theory. They used strobe lights flashing at 2, 4, 10, 15 and 20 times a second to distract subjects from a task requiring precise eye-hand coordination. Confirming Adams, the more sensory feedback that subjects received, the better they did. Even more intriguing, performance improved at faster strobe rates of 10, 15 and 20/seconds—but not at slower flashes at 2 and 5/ second. And the training worked best at 15 flashes a second. The researchers wondered, was this some kind of “sweet spot?” They suggested that for a perceptual trace to form and performance to improve, the kinesthetic feedback must be backed up with reasonably precise visual information. If that visual information was not precise—because the flashes were too slow or fast—no perceptual trace could be developed.xviii This discovery was certainly intriguing, but how could it be applied to sports?

Some earlier research provided a clue. Drawing on research dating from 1952, scientists in 1964 advanced the theory that the brain has a “rhythmic scanning mechanism” running at about 100 milliseconds.xix (This is very much like the clock in every computer, which synchronizes all the signals handled by the system to a basic frequency.) If this was so, researchers reasoned they could disrupt the visual input for some interval up to 100 msec before any subjects “start losing temporal information at the neural level.” Sure enough, experiments showed that performance was significantly affected by flicker-rate. Test results got worse from 0 to 9 flashes/second—the closest interval to the brain’s hypothetical sampling rate—and then improved again up to the fastest rate they studied, 24/second.xx Many questions remained: If the brain has a “sampling rate” of 10 Hertz, how would it cope with training exercises done at faster or slower rates? Could we actually train the brain to form a perceptual trace faster? And would that improve any related visual or auditory skills? Researchers from the world of high-performance sports were already looking for those answers.

Precedents in Elite Sports Performance

A recent study at the University of Montreal showed that professional athletes have an extraordinary ability to learn complex and dynamic visual scenes, far better than amateur athletes or non-athletes. The researchers concluded, “these remarkable mental processing and learning abilities should be acknowledged as critical elements for world-class performance in sport.”xxi The question is, how can elite trainers build on these strengths to counter the effects of BAR and develop true champions?

Past a certain threshold of sensory distraction, trainees fill in any missing details by instinct or experience. A recent literature survey that compared elite training methods for sports and military touched on an intriguing technique that provides a likely answer. First devised during the 1960s, this is called “temporal-occlusion training.” It works by temporarily blocking the view of the action, so the trainee has to “guess” what’s going to happen. For example, in one study tennis players watched film shot from the viewpoint of a player on the court. Just as the opposing player’s racket made contact with the ball, the screen would go dark. The player being trained had to decide where their opponent’s shot was headed. With training, the participants significantly improved how quickly and accurately they could predict the direction of an opponent’s shot.xxii

Further studies in temporal occlusion followed, using various devices:

•	Film of baseball pitches and special helmets that blocked the hitter’s vision as he stepped onto the plate (Burroughs, 1984)xxiii

•	More filmed tennis shots (Williams et al, 2002)xxiv

•	Near-life-size video intended to train outfielders to play goalkeeper (Williams, Ward, and Chapman, 2003)xxv

In all cases, the athletes who practiced using temporal occlusion improved their accuracy, reaction time, or both. Even though some critical information was hidden from them during practice exercises, they still managed to acquire a perceptual trace that generated effective recall—some form of “muscle memory”—even when the occlusion was removed.

What can we make of these findings? It seemed that past a certain threshold of sensory distraction, trainees could fill in missing details by instinct or experience; in effect, they learned how to visualize an unfolding event by drawing on their previous knowledge. In any event, this approach to training seemed to work. And it wasn’t long before the biggest name in sports took notice.

•	Oregon Ducks college football team trained with prototype stroboscopic glasses for several successful seasons, then won the Rose Bowl in 2012 and the Fiesta Bowl in 2013

•	Green Bay Packers receiver Greg Jennings reduced his incomplete passes from 8 per season to 3, saying the stroboscopic glasses enabled him to “see the ball a little better and react quicker.”xxvi

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Florida Junior Blades hockey team trained with the prototype stroboscopic glasses and racked up an impressive record of 100 wins with only 19 losses and 5 ties, plus league records for most goals scored, fewest goals against, and most short-handed goals.xxvii

Academic research into the benefits of this vision training continues, mainly at Duke University. Researchers there gave hundreds of participants—varsity players and non-athletes alike—both lab and field exercises wearing the prototype stroboscopic glasses, followed up by computerized visual testing. “Results revealed that stroboscopic training led to significantly greater re-test improvement in central visual field motion sensitivity and transient attention abilities,” say the researchers from Duke.xxviii These benefits appear to be “relatively robust” since they appeared after only two days of training, affecting both varsity athletes and non-athletes alike. “Visual attention is a critical ability for many domains, and even a small increase can have profound effects,” concluded the researchers. “A small percent improvement in motion perception and focused attention may mean the world to an athlete engaged in a competitive sport.”xxix

Stroboscopic Research and Athletes

The dynamic aspects of sports often place heavy demands on visual processing. As such, an important goal for sports training should be to enhance visual abilities. Recent research has suggested that training in a stroboscopic environment, where visual experiences alternate between visible and obscured, may provide a means of improving attentional and visual abilities in athletes. The study explored whether stroboscopic training could impact anticipatory timing—the ability to predict where a moving stimulus will be at a specific point in time. Anticipatory timing is a critical skill for both sports and non-sports activities, and thus finding training improvements could have broad impacts. Participants completed a pre-training assessment that used a Bassin Anticipation Timer to measure their abilities to accurately predict the timing of a moving visual stimulus. Immediately after this initial assessment, the participants completed training trials, but in one of two conditions. Those in the Control condition proceeded as before with no change. Those in the Strobe condition completed the training trials while wearing specialized eyewear that had lenses that alternated between transparent and opaque (rate of 100ms visible to 150ms opaque). Post- training assessments were administered immediately after training, ten minutes after training, and ten days after training. Compared to the Control group, the Strobe group was significantly more accurate immediately after training, was more likely to respond early than to respond late immediately after training and ten minutes later and was more consistent in their timing estimates immediately after training and ten minutes later.

Use of Stroboscopic Technology in Major League Baseball

In the elite world of Major League Baseball, teams who once shunned prospects who wore glasses are now using goggles to enhance player’s visual training and cognitive reflexes.xxx Teams across baseball are working with companies like Neuroscouting to introduce vision and reaction-time to their evaluation and training processes. “Hitters have three tenths of a second on a 90-mph pitch to make a decision,” says Dr. Keith Smithson, the Nationals’ team. “If we can buy a tenth in there somewhere, we gain the ability to foul it off if we were gonna miss it or put it in play if we were gonna foul it off.”

Smithson uses a three-tiered approach to eye care: He tests and corrects visual acuity (the average major leaguer has 20–121⁄2 vision, and he’ll prescribe lenses for anyone at or above 20–20); trains the seven muscles around the eye to focus through drills, both high and low tech; and tries to improve visual processing, the communication between the eyes and the brain. "It used to be that we had the science, but technology hadn’t caught up,” says Smithson. “Now we’re starting to have the technology too.”

That’s one of the benefits of vision training—unlike with a lifting program, where an athlete might see a result only after several weeks of training, the difference can show up after 15 minutes of ocular workouts, so it’s easy to get players to buy in. As often as possible, Smithson tries to incorporate vision training into other exercises, so it doesn’t even take up extra time. Players wear strobe glasses that blink cloudy and clear while sprinting or catch Wiffle balls at random while doing squats.

Use of Stroboscopic Technology in Professional Hockey

Published research proves that strobe glasses dramatically improve the performance of professional hockey players. Players who trained with special eyewear that only allowed them to see action intermittently showed significant improvement in practice drills, according to a Duke University study with the NHL's Carolina Hurricanes.xxxi Earlier research using the stroboscopic eyewear during training showed improved vision, visual attention, and ability to anticipate the timing of moving items. But the small pilot study with Hurricanes players is the first to directly explore whether those effects can improve sports performance. Players who trained with the strobe eyewear experienced an 18 percent performance improvement in a series of on-ice skill tests. A control group showed no change.

In a study conducted through Duke University, Stephen R. Mitroff collaborated with Hurricanes athletic trainers and strength and condition coaches Peter Friesen and Doug Bennett to test players during the team's 16-day pre-season training camp. Eleven players completed the full study wearing prototype stroboscopic glasses. The athletes were randomly divided into a five-player control group that completed normal training and a six- player strobe group that wore the eyewear once daily during normal training. Each group completed a performance assessment before and after training. Forwards were asked to perform a task that involved difficult skating before taking shots on goal, and defensemen were asked to skate in a circle before completing long passes. “That 18% improvement for on-ice skills for professional players is huge," Mitroff said. "This is a dramatic improvement observed in professional athletes."

Sensory Training Technology Takes Hold in the NFL

A Duke University study confirms stroboscopic technology offers improved vision for elite professional athletes and NFL players are turning to sensory performance training to improve their vision in an effort to up their game performance.xxxii Green Bay Packers wide receiver Greg Jennings has used that technology, boosted by the use of the prototype stroboscopic glasses that features liquid-crystal display lenses that cloud a player’s vision in 100-millisecond patterns, forcing athletes to more intensely focus on the main task at hand: spying the quarterback, finding the hole, spotting the open receiver or, in Jennings’ case, simply catching the ball. “Your eyes are open to a level you are not going to have them open to,” Jennings says. “You are in tune to everything around you.” Jennings says he didn’t need a study to know his focus has increased on the field, especially in difficult lighting situations. “You wear those strobes and it gives you that contrast and you see the ball a little better,” he says. To get that extra focus in games, practice offers a new wrinkle. Jennings says one of his favorite drills is to get “like a bull in a ring and stand in the middle” and have people around him yelling “ball” and firing a football or tennis ball to him.

With the strobes pumped high, he must tune in, focusing on the ball. And only the ball.

Stroboscopic Technology Enhances Visual Memory in Athletes

Sports often rely on the ability to keep fleeting information in memory (e.g., a basketball player making a no-look pass must remember the locations of his teammates and opponents), and any boost in visual memory abilities could manifest in improved performance. Previous research has shown that intermittent, or stroboscopic, visual training (i.e., practicing while only experiencing snapshots of vision) can enhance visual-motor control and visual cognition, yet many questions remain unanswered about the mechanisms that are altered. Another study used a partial-report memory paradigm to assess the possible changes in visual memory following training under stroboscopic conditions,xxxiii exploring the impact of altering how visual information is accumulated over time by assessing how intermittent vision influences memory retention. In comparison to the control group, both stroboscopic groups (immediate and delayed retest) revealed enhanced retention of information in short-term memory, leading to better recall at longer stimulus-to-cue delays (640-2,560 ms). These results demonstrate that training under stroboscopic conditions has the capacity to enhance some aspects of visual memory, that these faculties generalize beyond the specific tasks that were trained, and that trained improvements can be maintained for at least a day.

MARKET OPPORTUNITY

According to the Alzheimer's Association, about 5.5 million people in the U.S. today are affected by AD, and that number could triple by 2050xxxiv.

Consumer Profile

As the size and proportion of the U.S. population age 65 and older continue to increase, the number of

Americans with Alzheimer’s or other dementias will grow. This number will escalate rapidly in coming years, as the population of Americans age 65 and older is projected to nearly double from 48 million to 88 million by 2050. The baby boom generation has already begun to reach age 65 and beyond, the age range of greatest risk of Alzheimer’s; in fact, the first members of the baby boom generation turned 70 in 2016.

Age is the greatest of these three risk factors, with the vast majority of people with Alzheimer’s dementia being age 65 or older. The percentage of people with Alzheimer’s dementia increases dramatically with age: 3 percent of people age 65-74, 17 percent of people age 75-84, and 32 percent of people age 85 or older have Alzheimer’s dementia.xxxv It is important to note that Alzheimer’s is not a normal part of aging, and older age alone is not sufficient to cause Alzheimer’s dementia.

•	1 in 10 people aged 65 and older has Alzheimer’s dementia.

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The percentage of people with Alzheimer’s dementia increases with age: 3 percent of people age 65-74, 17 percent of people age 75-84, and 32 percent of people age 85 and older have Alzheimer’s dementia.

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According to one study using data from the Established Populations for Epidemiologic Study of the Elderly (EPESE), approximately 480,000 people age 65 or older will develop Alzheimer’s dementia in the United States in 2018.

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Because of the increasing number of people age 65 and older in the United States, particularly the oldest-old, the annual number of new cases of Alzheimer’s and other dementias is projected to double by 2050.

•	Every 66 seconds, someone in the United States develops Alzheimer’s dementia.

•	By 2050, someone in the United States will develop Alzheimer’s dementia every 33 seconds.

•	Between 2000 and 2014, deaths from Alzheimer’s disease as recorded on death certificates increased 89 percent, while deaths from the number one cause of death (heart disease) decreased 14 percent

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In 2010, there were an estimated 454,000 new cases of Alzheimer’s dementia. By 2030, that number is projected to be 615,000 (a 35 percent increase), and by 2050, 959,000 (a 110 percent increase from 2010).

•	By 2025, the number of people age 65 and older with Alzheimer’s dementia is estimated to reach 7.1 million — almost a 35 percent increase from the 5.3 million age 65 and older affected in 2017.

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By 2050, the number of people age 65 and older with Alzheimer’s dementia may nearly triple, from 5.3 million to a projected 13.8 million, barring the development of medical breakthroughs to prevent or cure Alzheimer’s disease. Previous estimates based on high-range projections of population growth provided by the U.S. Census suggest that this number may be as high as 16 million.

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The average annual out-of-pocket medical costs for older adults with Alzheimer’s and other dementias are nearly five times higher than costs for people without those conditions ($10,315 versus $2,232), according to the Alzheimer’s Association report 2017 Alzheimer's Disease Facts and Figures.xxxvi

Costs of care for individuals in the U.S. with Alzheimer's disease to Medicare and Medicaid from

2017 to 2050 (in billion U.S. dollars)

This graph presents the costs of care for individuals with Alzheimer's disease to Medicare and Medicaid in the U.S. from 2017 to 2050. In 2017, Alzheimer's disease was estimated to cost Medicare and Medicaid around 175 billion dollars in care costs. This number is expected to grow to approximately 758 billion dollars by 2050.xxxvii

Medical Device Market Analysis

The global medical wearable devices market was worth more than USD 5.31 billion in revenue in 2016 and is expected to cross $12.14 billion in 2021, growing at a healthy CAGR of over 18% during the forecast period. Sports & fitness dominated the market in 2016, however, home healthcare end uses to grow at the second highest CAGR during the forecast period.xxxviii

The medical simulation market is estimated to grow at a CAGR of 15.2% from 2016 to 2021 to reach $2.27 billion by 2021. The market was $1.6 billion in 2016.xxxix This is primarily attributed to the increasing focus on training of medical practitioners, rising healthcare costs, growing focus on patient safety, and rising demand for minimally invasive technologies. The anatomical models market accounted for the largest share of the global market in 2015 and covers patient simulators, task trainers, surgical simulators, endovascular simulators, ultrasound simulators, dental simulators, and eye simulators.

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More than 80% of consumers said an important benefit of wearable technology is its potential to make healthcare more convenient. 71% of Americans believe that wearable tech has improved their health & fitness.xl

•	By 2018, 70 percent of health-care organizations worldwide will invest in consumer-facing technology including apps, wearables, remote monitoring and virtual care.xli

98% of all wearable technology consists just of monitoring systems; our technology involves training challenges through passive, non-invasive stimuli via eyewear, apparel, and body gear.

Facts and Statistics on Wearable Technology

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According to estimates by the market measurement firm Gartner, the wearable technology market was approximately worth $28.7 billion in 2016. It is projected to reach US$ 30.6 billion by 2020 and USD 42.75 billion by 2021. The United States represents the largest market worldwide.

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The wearable-tech industry will treble in the next five years – with 245 million devices expected to ship in 2019. xlii That’s a growth in market size of 64 percent; from $15 billion in 2015 to $25 billion in 2019.

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The global market for wearable electronics is projected to reach US$ 30.6 billion by 2020 & USD 42.75 billion by 2021, driven by increasing adoption of healthcare and fitness monitoring wearable, rising demand for wearable in entertainment & enterprise applications, and development of advanced wearables with multiple sensors and advanced communication features. With the development of sophisticated sensors and low-power radio chips, electronic gadgets are witnessing new users in healthcare and medical fields, where real time connectivity is crucial. The United States represents the largest market worldwide. The growth in region is driven by increasing preference for wearables by young adults, higher living standards, and rising per capita healthcare spending.xliii

RESEARCH AND DEVELOPMENT

Through her previous employment as Partner/CFO in a wearable technology company, our Founder Kim Lavine has spent the last two and a half years engaged in research of the efficaciousness of stroboscopic technology in the improvement of cognitive functions in the human brain, and the development and application of that research in the design of wearable appliance technology. Some of the resulting research has been indirectly correlated with the work of doctors who are recognized leaders in the field. During this time, Ms. Lavine has been involved with the development of a wearable tech stroboscopic appliance that will serve as a model for the appliance that will deliver our noninvasive therapy to Alzheimer’s patients.

Currently, it is our strategy to preserve the confidentiality of our technology though trade secrets and patents on hardware in the form of our Memory Lenses.

We believe speed-to-market advantage is the most critical element of our technology’s success and will be pursuing additional patents and trademarks as the Company develops upon completion of our Regulation A funding event.

Patents & Trademarks

Heugenis has filed a Provisional patent as well as the following trademarks through the United States Patent and Trademark Office.

•	PATENT: Serial No. 62/742171; Filing Date 10/5/2018
•	TRADEMARK: “Heugenis” Serial No. 87/927326; Filing Date 5/18/2018
•	TRADEMARK: “Memory Lenses” Serial No. 87/927336; Filing Date 5/18/2018

COMPETITORS

Cognito Therapeuticsxliv

Cognito Therapeutics was founded by a co-author of the MIT study published in Nature, and reportedly backed by $10 million in venture capital funding. Though the researchers pioneered the application of stroboscopic therapy for the possible treatment of Alzheimer’s, the study employed invasive flashing strobe lights they bought online from Amazon. They have not to our knowledge to date developed the stroboscopic appliance to deliver the therapy. Heugenis already has developed an effective and consumer-adopted wearable tech appliance that employs a non-invasive light occlusion strobe therapy. Cognito engaged TheraNova in San Francisco for the human feasibility study last January 2016.xlv Initial results reported by a patient included experiencing improved memory almost immediately. Despite the positive results, the trial ended and was reportedly moved to Boston. A patient in the TheraNova study reported an almost immediate worsening of Alzheimer’s symptoms and felt angry and abandoned at being denied continued use of the treatment.

Consumer Sporting Goods Market

Competitors already exist in the consumer sporting goods market, though there is no indication they are developing an Alzheimer’s treatment strategy.

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SENAPTEC: Senaptec LLC develops a portfolio of tools to improve brain health and performance for sport, tactical/military, and health applications. The company was incorporated in the year 2013. Its technology is designed to access an individual’s sensory performance (e.g., brain’s visual response time), compare those results to others with similar demographics (e.g., NFL quarterbacks), and improve areas that are relatively weak. The company is currently offering the strobe through its online store at $325 per unit.xlvi Products Offered: Sensory Station; SENAPTEC Strobe.

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VIMA (INSTINCT PERFORMANCE LLC): The company has been founded by Dr. Alan Reichow and Steve Swanson. Dr. Alan was the Director of Research and Development for Nike Sports Sensory Training ( SST). The Nike team has basically shifted out to launch Vima. Special Features: Impact-resistance and ballistic rating, Unique flicker rates, Wireless charging, Custom- tinted lenses, Built-in Bluetooth and sealed, water-resistant components. Products Offered: Rev Tactical; Rev Sport.

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NIKE: Nike previously entered the marketplace with an inferior product that did not find acceptance in the professional athletes’ community after continuous quality control issues and defective technology. Their patent expired in 2013 and the leadership team in charge of the program has since left the company. In 2009, Nike introduced the Sensory branch of Sparq Training to the market. Nike Sparq Sensory Training consisted primarily of two products; the first being a large stationary testing station which retailed at $80k and the second being a pair of Vapor Strobe Glasses that retailed at $300. Nike unveiled their strobes through a soft launch exposing some of their endorsed athletes to their product. This specific model of strobe glasses was unable to withstand the rigors of sport and had some technical shortcomings, namely they were extremely fragile and would often short-circuit when athletes would perspire. Nike's strobe glasses were aesthetically marketable but lacked durability. This has resulted in the dismantling of the Sensory Department within Nike.

The Company expects competition in industry to intensify in the future in light of increased demand for wearable-technology, continuing globalization and consolidation in the worldwide sporting goods industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, and perceived safety. Increased competition may lead to lower unit sales and increased inventory, which may result in a further downward price pressure and adversely affect its business, financial condition, operating results and prospects. The Company’s ability to successfully compete in industry will be fundamental to its future success in existing and new markets and its market share.

Heugenis Competitive Advantage

We have over two years of research and development behind us with a go-to-market prototype already sourced with a very short timeline for delivery to the consumer marketplace. Our manufacturing partners in place have exclusive contracts with the few global manufacturers capable of reliably delivering the sophisticated technology to high quality control standards. The strobe algorithm can’t be patented so the hardware or technology is the major barrier to entry in the stroboscopic treatment of Alzheimer’s. The need is great, patients are desperate and there are procedural accommodations that significantly come into play. We believe that we have speed-to-market advantage over our developing competition in terms of our manufacturing and distribution schedule.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION

We are considered to be a startup company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have not commenced. We have aggressively been building our business model through research and relationships with physicians, manufacturers, retailers and marketers.

Operating Results

We have not yet generated any revenues and do not anticipate doing so until fourth quarter of 2018 at the earliest.

Operating expenses have been borne entirely out-of-pocket by the current shareholders in exchange for shareholder interest in the Company.

Liquidity and Capital Resources

As of February 12, 2018 we had cash on hand of $000 with no current working capital deficit. There are no outstanding notes, loans, warrants, or liens or liabilities of any kind on any assets of the company. We are currently raising an additional $150,000 through the sale of preferred shares to accredited investors to support our Reg A marketing campaign. We have not yet explored other conventional financing options including bank loans or lines of credit. Our Founders’ contributions have been limited to their time in the form of sweat equity and it is unlikely we will be able to raise additional funds from them.

Plan of Operations

Much of the development of our product has been completed and we are developing plans to support our milestone of retail availability of our product in the 4th quarter 2018. We are now seeking $10 million in funding from this Regulation A offering to fund operations including manufacturing, salary, marketing, research and development and the formulation of additional market. We do not anticipate raising additional funds in the next 12 months if we raise the maximum sought in this offering.

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We anticipate initially selling direct to Alzheimer’s sufferers via our website as well as Amazon.com, beginning nine months after we raise the necessary funds through our Reg A campaign to pay for our subcontracted manufacturing. Once our product has gained market traction demonstrated by hitting first year’s sales goals of 2,750 units, we will explore a strategy of retail distribution through brick and mortar retailers and medical distributors.

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We are anticipating an average wholesale cost of $1,750 for our Memory Lenses, and an average retail cost of $3,500, averaging a 40% Cost of Goods Sold We will use $1.9 million of the $10 million we are raising through the offering to pay cost of goods gold (COGS) for our first-year sales goal of 2,750 units

•	We are assuming a 40% COGS but expect to negotiate a more favorable rate as we gain economy of scale manufacturing.

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Our first-year sales goal of 2,750 units represents 0.0005% of the total potential 5.5 million Alzheimer’s sufferers in the U.S. market. We plan on taking pre-orders for our Memory Lenses through our Regulation A offering marketing campaign. Though we believe FDA approval of our Memory Lenses is not specifically required to sell our product, we will devote part of the funds from our offering to the goal of gaining FDA approval as a means to gain access to additional markets, specifically Medicare and Medicaid.

•	These plans do not account for development of new SKUS or penetration of global markets, nor do they account for development of new medical markets for our wearable-tech appliances.

Cost Analyses

We are anticipating launching two models of Memory Lenses for the Alzheimer’s patient market; a basic model priced at $3,000 MSRP and a higher-end model with more sensory features for augmented cognitive stimulation priced at $4,000 MSRP.

Our market research with target end-users has demonstrated that our forecasted retail price is acceptable and reasonable in comparison to current annual prescription costs:

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Averaging about $177 to more than $400 per month, the Alzheimer's disease drugs are costly and may not be worth it if a person takes many other medications for other health conditions. This is true even if insurance or Medicare coverage helps pay since out-of-pocket payments can still be quite steep.

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Annual prescription drug costs for people with Alzheimer’s are estimated at $3,000, three times the average cost for the average Medicare beneficiaries. This high cost is due to the fact that people with Alzheimer's disease often rely on prescription medications to help manage the behavioral symptoms of the disease.xlvii

•	It costs an average $47,752 per year to care for an Alzheimer's patient. If that patient is being cared for by a residential facility, the cost sky-rockets to $75,217 per year.xlviii

•	The future of Medicare depends upon finding ways to manage chronic disease and disability to drive down the costs of avoidable acute care crises and excess disability.

•	Heugenis operates with a vertical model of design, sales, manufacturing and distribution.

Production Plan

Currently, it is our plan that all manufacturing will be sourced through a third-party supplier who has been engaged for the last twelve months with the development of consumer-ready prototypes. They have vetted manufacturing partners specializing in high-end wearable-technology, visiting their facilities both domestically in California and offshore in Taiwan, and secured detailed production quotes based on the articulation of design specifications, while simultaneously putting in place rigorous quality control standards. They will oversee manufacturing in Taiwan, including quality control, while also handling logistics including customs, duty and brokerage through management of the supply chain.

Sales and Distribution

With a goal to achieve speed-to-market advantage in this sector, Heugenis Inc will focus on a vertical model of design, manufacturing, sales and distribution direct to consumers via our website, as well as through established national retailers.

Properties

Our principal office is located at 99 Monroe Ave, NW; Suite 200, Grand Rapids, MI 49503. It is our plan to secure company offices with the funds gained from this offering.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors, executive officers and significant employees, as of February 17, 2018 are as follows:

Name	Position	Term of Office
Kim Lavine	CEO	February 2018

All of our executive officers and significant employees work full-time for us. There are no family relationships between any director, executive officer or significant employee. During the past five years, none of the persons identified above has been convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Kim Lavine – Founder & CEO

Critically-acclaimed bestselling business author Kim Lavine has transformed the lives of millions through her appearances on the Today Show, Rachel Ray, Good Morning America, NBC & ABC news, CNN, CNBC, FOX, NPR, Oprah & Friends Radio Network, and features in USA Today, Country Living, Guideposts, Inc, Business Week, Entrepreneur, Women's World, and Forbes, to name a few. Her startup bible MOMMY MILLIONAIRE was called by Publisher’s Weekly in a Starred Review, “A top-notch, how-to guide on launching a business.…a rare gem.” Based on Lavine’s personal journey, the nonfiction bestseller chronicles her story of taking her simple consumer product into almost every major retail chain in America within two years, while recruiting world-class talent to work for her company. USA Today says, “Mommy Millionaire is loaded with resources for a fledgling business person ... armed with a good idea and boundless energy." Barbara De Ange/is, PH.O.-#1 New York Times Bestselling Author says, "Mommy Millionaire is an inspiring gift and road map to success for anyone who's ever had a dream." Strategy and Business Magazine chose Mommy Millionaire as one of the best business books of the year: "Kim Lavine's memoir-cum-business-primer breaks new ground in the crowded field of startup sagas. By seamlessly blending the epiphanies that she gained through launching a business with practical lessons, Lavine has packaged a core set of new-venture tenets into something fresh and relevant. "

LinkedIn Profile:https://www.linkedin.com/in/kim-lavine-0b595a9/ and http://www.kimlavine.com

Experience

FOUNDER / CEO
HEUGENIS INC; Jan 2018 – Present

PARTNER / CFO
SENSORY PERFORMANCE TECHNOLOGY; June 2015 – Dec 2017
Mission: To give the world technology that changes the possibility of human performance. Sensory Performance Technology, Inc, is a research and development tech company producing innovative and patent-pending wearable tech product solutions to athletes, consumer, military, law enforcement and medical industries worldwide.

Kim Lavine spent three years developing a go-to-market strategy for stroboscopic therapy as Partner/CFO of Sensory Technology Inc. During her tenure at Sensory Technology, the company’s stroboscopic technology was enthusiastically embraced by celebrity athletes including NBA MVP Steph Curry, as documented in major media outlets including ESPN, where it was recognized as an “Idea of the Year: a look at the people, moves and moments that changed sports.” Mr. Curry’s use of Sensory Technology’s stroboscopic technology was also referenced in the magazine GQ, in an article titled “How Steph Curry became the NBA’s Best Player.”xlix In Digital Trends, it was reported that Mr. Curry was seen working out in practice wearing Sensory Technology’s stroboscopic goggles, “designed to enhance reaction time and visual awareness.” NFL Tight End and Superbowl champion Tim Wright publicly credited on Twitter Sensory Technology’s stroboscopic goggles for “designing the future” of sports.l ESPN cited Mr. Curry’s use of Sensory Technology’s stroboscopic goggles in an article titled “How do Kawhi Leonard -- and Steph Curry -- train their brains? Strobe lights (yes, really),”li in November of 2016, The article quotes: “Steph Curry embarked upon stroboscopic sensory training after the 2014-15 season. The result? An increase of 116 made 3-pointers and the league's first unanimous MVP.” During Kim Lavine’s tenure at Sensory Technology, the company was approached by a surgeon from one of America’s leading research hospitals about their interest in conducting a clinical trial with the premise that stroboscopic technology could improve cognitive and fine-motor reflexes of surgeons.

PRINCIPAL & FOUNDER
MOMMY MILLIONAIRE MEDIA; Jan 2009 – Present
Founded by critically-acclaimed bestselling business author Kim Lavine, MM MEDIA is an integrated multimedia marketing company bringing together world-class award-winning creative talent with cutting-edge engagement and distribution strategies to create ground-breaking formats around historic events.

In January of 2009, Lavine was called upon by Michigan Governor Jennifer Granholm to design an entrepreneurial initiative around the Governor's women's agenda. Lavine and her team worked with the best representatives of Michigan's public and private sectors including the Michigan Women's Commission, the Michigan Women's Foundation, and Terry Cross, Founder of the Michigan Venture Capital Association, Great Lakes Angels, and Automation Alley's Entrepreneurial Initiative of Southeast Michigan. Called Connecting to Success™, the ambitious and innovative program's mission was to leverage historic economic and social influence of today's women to gain access to the capital and resources necessary to start and grow successful businesses, creating economic opportunity for all. Using her personal connections with private equity leaders in Michigan, Lavine raised $100 million in commitments from Angels and VC in exchange for her promise to personally vet and present "money-ready" women entrepreneurs. The program costs of $1.8 million were greenlit by the Michigan Economic Development Commission at the same time the Great Recession was creating catastrophic budget shortfalls for states dealing with historic levels of unemployment, foreclosures and corporate bankruptcies and bail-outs. Though MM MEDIA spent 18 months of time, talent and resources building this landmark program it did not get funded as a result of the budget crisis.

With the model for her most important mission ever proven with the spectacular success of this very small-scale experiment, Kim Lavine resolved to "Think Huge" in making her dream of holding a Private Equity Summit a reality. Within months she had $100 million in commitments from investors, with A-Level meetings with Fortune 100 companies, who all wanted to learn more about how they could join her in her historic mission. In 2011 MM MEDIA evolved into an integrated multimedia marketing company bringing together world-class award-winning creative talent with cutting-edge engagement and distribution strategies to create ground-breaking formats around historic events. After recruiting world-class talent, MM MEDIA developed its first groundbreaking project, THE NEXT BIG DREAM: Millions Will Compete and Millions Will Win ... Millions.

FOUNDER & PRESIDENT
GREEN DAISY; Jan 2002 – Dec 2008
The story of Green Daisy is documented in Kim Lavine’s critically acclaimed bestselling business saga Mommy Millionaire. Starting with a product Ms. Lavine made at her kitchen table called the Wuvit®, she took successful products, including a line of designer pajamas, into almost every retailer in America in just a matter of years, raising capital from world-class investors with a company valuation of almost $10 million.

In 2002, after her husband lost his job, Lavine took her kitchen table idea, the Wuvit® a designer spa therapy pillow you heat in the microwave - to $225,000 in sales in just 8 weeks. She followed up by designing a kid's Wuvit, called SleepyHead Fred™, recognized by the Atlanta Journal Constitution as a "Top 5 Gift Pick," and a partnership with Waverly®, the nation's premiere manufacturer of home décor fabrics, designing the nation’s first fabric featuring a pink ribbon motif celebrating breast cancer awareness, titled “Faith, Hope & Love.” In 2004, Lavine rolled the Wuvit product out to 250 Saks Inc stores in just 4 months, quickly followed by Macy's, Gottschalks, Von Maur, Bed Bath & Beyond, Whole Foods, and Tabi International, a 90-store chain in Canada, taking her kitchen table idea to millions in sales, earning a nomination as an Ernst & Young Entrepreneur of the Year. In 2004, Lavine was granted a license by the Collegiate Licensing Company to apply collegiate logos to her Wuvits, marking Green Daisy's entry into the $3 billion a year collegiate market. She accomplished these feats of design, sales, manufacturing and distribution with little more than determination, the equity in her home and personal savings.

In 2006, Lavine realized that if she was going to take her successful product lines into greater distribution she was going to need to raise serious capital. Without any former business experience and no business degree, Lavine penetrated the exclusive world of private equity, successfully raising angel capital and recruiting world-class management to work for her company. That same year Lavine and her team researched, sourced and oversaw the design and overseas manufacturing of Green Daisy's line of designer pajamas, which debuted at Saks, Inc and Gottschalks, racking up record sell-throughs at Saks Inc and earning a prestigious spot in their sales circular, featured next to premiere brands like Chanel, Oscar De La Renta, and Betsey Johnson. With another winning product line in the marketplace, Green Daisy's board of directors gave Lavine and her creative team a mandate to expand the company from its beginning as a manufacturer of a single product into a true lifestyle brand, focused on balancing life with love™. Within a year, Green Daisy had designed, developed and launched a home decor line in New York's premiere showplace for home textiles on Fifth Avenue, offering consumers bedding collections featuring a youthful modern aesthetic, with a mission to bring extraordinary design within reach of the everyday consumer. Just months after beginning the transition of her company from the kitchen table to the boardroom, Green Daisy was valued by an expert in the private equity market at just under $9 million.

Craig Tiggleman – Advisor

Craig Tiggleman is the Chairman, CEO, and Co-Owner of his family’s dynamic and successful third generation business. He has led the 86-year-old entity for over 20 years, navigating through numerous acquisitions, the sales of major divisions, and repositioning through the Great Recession. He brings skills in leadership, fiscal management, sales, and contract negotiations.

Mr. Tiggleman has been involved with numerous startups in services, investment real estate, and technology. He also helped initiate, and continues to lead and advise, urban education, arts, and addiction treatment organizations. He is eager for the opportunity to offer his expertise to such an exciting business with a meaningful purpose of helping those suffering with Alzheimer’s Disease.

As Advisor, Mr. Tiggleman will play a critical role in guiding business development, strategy, capitalization and possible acquisition. He will be physically located in the Company’s home office in Grand Rapids, Michigan and is expected to initially contribute a minimum of 20 hours per month towards his duties.

Experience

CEO / OWNER
CANTEEN SERVICES, Inc; November 1991 – Present
Since 1932, the Tiggleman family has provided its customers with superior food and service. Over the course of this time, Tigg's Canteen Services has evolved from selling penny peanuts to being a major provider of food and commissary services to county jails, elderly nutrition programs, half-way houses, drug rehabilitation centers, and other at-risk population centers. They offer the latest innovations in food services, technology and equipment. They serve approximately 600,000 meals a month and do so at the highest levels of service and integrity.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company currently has no employees and all functions have heretofore been performed by the Founders. For the fiscal year 2018 to date, no compensation was paid; therefore there are no highest-paid officers.

		Cash	Other	Total
		compensation	compensation	compensation
Name	was received ($)	which compensation	($)	($)

Kim Lavine	Chief Executive Officer	0	0	0

Compensation of Directors

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

At this time, there are currently no related party transactions.

Future Transactions

Pursuant to the Company’s bylaws, all future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates.

OWNERSHIP

Title of Class	Name and Address of	Amount and Nature of Beneficial	Percent of Class
	Beneficial Owner	Ownership

Class C Common	Kim Lavine	500,000 Shares	100%
	99 Monroe Ave NW
	Grand Rapids, MI 49503
Preferred Shares	Kim Lavine	1,000 Shares	71.94%
	99 Monroe Ave NW
	Grand Rapids, MI 49503
Preferred Shares	Craig Tiggleman	250 Shares	17.99%
	99 Monroe Ave NW
	Grand Rapids, MI 49503

A total of 2 Preferred Shareholders currently hold the 1,250 issued shares. The largest two shareholders are Company founders.

Currently there are no Class A Common or Class B Common shares issued.

SECURITIES BEING OFFERED

We are selling a maximum of 625,000 Shares of Class A Common Stock. The Corporation is authorized to issue a total of 15,505,000 shares of capital stock, divided into classes as follows: (i) 10,000,000 shares of Class A Common Stock, $0.00001 par value per share ("Class A Common Stock"), (ii) 5,000,000 shares of Class B Common Stock, $0.00001 par value per share ("Class B Common Stock"), (iii) 500,000 shares of Class C Common Stock, $0.00001 par value per share ("Class C Common Stock"), and (iii) 5,000 shares of Preferred Stock, $0.00001 par value per share ("Preferred Stock"). As of June 15, 2018, 1,390 Series A of Preferred Stock and 500,000 shares of Class C Common Stock are issued and outstanding.

The Company has engaged Sageworks Capital, LLC as its broker-dealer to assist in the placement of its securities. Sageworks Capital, LLC under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. As compensation for these efforts, the Company will pay Sageworks Capital, LLC a one-time set up fee of $10,000 and 100 basis points on the aggregate amount raised by the Company from investors. The following is a summary of the rights of our capital stock as provided in our Articles of Incorporation and Bylaws. For more detailed information, please see our Articles of Incorporation and Bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein. A statement of the designations of each class of Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

Voting Rights. Except as otherwise provided or by applicable law, the Class A Common Stock will have no voting rights and no holder thereof shall be entitled to vote on any matter. Each holder of shares of Class B Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited. Each holder of shares of Class C Common Stock will be entitled to ten (10) votes for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of Class A Common Stock (to the extent any provision of applicable law grants such holders any voting rights), Class B Common Stock and Class C Common Stock will vote together and not as separate series or classes.

Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock, the holders of Class B Common Stock, and the holders of Class C Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be, and the holders of Class C Common Stock shall receive Class C Common Stock or rights to acquire Class C Common Stock.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, subject to the rights of any Preferred Stock that may then be outstanding, the holders of Class A Common Stock, the holders of Class B Common Stock, and the holders of Class C Common Stock shall be entitled to share equally, on a per share basis, in the assets of the Corporation legally available for distribution to stockholders.

Preferred Stock

Five thousand shares of the authorized Preferred Stock of the Company are designated "Series A Preferred Stock" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations, as defined in Article V of the Company’s Restated Articles of Incorporation.

Conversion Rights. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class B Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The "Series A Conversion Price" shall initially be equal to One Dollar ($1.00) . Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class B Common Stock, shall be subject to adjustment as follows: If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares of Common Stock obtainable upon conversion of the Series A Preferred Stock will be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of shares of Common Stock obtainable upon conversion of the Series A Preferred Stock will be proportionately decreased.

Voting: On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Class B Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Restated Articles of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

Dividends: From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of 8 percent (8%) per share shall accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Company shall be under no obligation to pay such Accruing Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” shall mean Two Thousand Five Hundred ($2,500) per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales: Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation  Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).

Our board of directors is authorized by our Articles of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our shareholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

CERTAIN ANTI-TAKEOVER EFFECTS
General. Certain provisions of our Articles of Incorporation, our bylaws, and Delaware law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of our articles, bylaws and Delaware law set forth below does not purport to be complete and is qualified in its entirety by reference to our articles, bylaws and Delaware law.

Special Meetings of Shareholders. Our bylaws provide that, except as required by law, special meetings of shareholders may be called by a majority of our Board of Directors, the Chairman of the Board, the President, or shareholders who hold in the aggregate at least 25% of the voting power of the outstanding capital stock of the Company (“Requesting Shareholders”). Requesting Shareholders must meet certain qualifications and must submit a written request to our Corporate Secretary, containing the information required by our bylaws. A request for a special meeting made by Requesting Shareholders may be rejected if (1) a meeting of shareholders that included an identical or substantially similar item of business, as determined in good faith by our Board of Directors, was held not more than 90 days before our Corporate Secretary received the request; (2) our Board of Directors has called or calls for a meeting of shareholders to be held within 90 days after our Corporate Secretary receives the request and our Board of Directors determines in good faith that the business to be conducted at such meeting includes similar business to that stated in the request; or (3) the request relates to an item of business that is not a proper subject for shareholder action under, or involves a violation of, applicable law.

Shareholder Proposals and Director Nominations. A shareholder can submit shareholder proposals and nominate candidates for election to our Board of Directors in connection with our annual meeting if he or she follows the advance notice and other relevant provisions set forth in our bylaws. With respect to director nominations at an annual meeting, shareholders must submit written notice to our Corporate Secretary at least 180 days prior to the date of the meeting. With respect to shareholder proposals to bring other business before the annual meeting, shareholders must submit a written notice to our Corporate Secretary not fewer than 90 nor more than 120 days prior to the first anniversary of the date of our previous year’s annual meeting of shareholders. However, if we have changed the date of the annual meeting by more than 30 days from the anniversary date of the previous year’s annual meeting, the written notice must be submitted no earlier than 120 days before the annual meeting and not later than 90 days before the annual meeting or ten days after the day we make public the date of the annual meeting.

A shareholder must also comply with all applicable laws in proposing business to be conducted and in nominating directors. The notice provisions of the bylaws do not affect rights of shareholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

Amendment to Articles of Incorporation and Bylaws. Both the Board of Directors and the shareholders must approve amendments to the Company’s Articles of Incorporation, except that the Board of Directors may adopt specified ministerial amendments without shareholder approval. Unless the articles of incorporation, Delaware law or the Board of Directors would require a different quorum, the vote required by each voting group allowed or required to vote on the amendment would be:

•	a majority of the votes entitled to be cast by the voting group, if the amendment would create dissenters’ rights for that voting group; and

•

in any other case, if a quorum is present in person or by proxy consisting of a majority of the votes entitled to be cast on the matter by the voting group, the votes cast by the voting group in favor of the amendment must exceed the votes cast against the amendment by the voting group.

The Board of Directors may amend or repeal the Company’s bylaws unless either: (1) the articles or applicable law reserves this power exclusively to shareholders in whole or in part or (2) the shareholders in amending or repealing a particular bylaws provide expressly that the Board may not amend or repeal that bylaw. Our bylaws may not be amended or repealed without the vote of a majority of the Board of Directors then in office or the affirmative vote of a majority of votes cast on the matter at a meeting of shareholders.

Transfer Agent and Registrar

KoreConX Transfer, 635 16th St., Niagara Falls, NY 14301 is the transfer agent and registrant for our common stock.

Determination of Offering Price

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by us using best estimates and is based on our own assessment of our financial condition and prospects, limited offering history, and the general condition of the securities market. It does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we intend to seek a quotation on the Over the Counter Marketplace as soon as possible following closing of this Offering. To be quoted on the OTCQX, a market maker must file an application on our behalf to make a market for our common stock. That may take several months.

There is no assurance that our common stock will trade at market prices in excess of offering price in this offering, as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

PLAN OF DISTRIBUTION

We are offering a maximum of 625,000 shares of Class A Common Stock on a “best efforts” basis

The Company has engaged Sageworks Capital LLC as its broker-dealer to assist in the placement of its securities. Sageworks Capital LLC under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Investment Fee on Sales of Securities

Sageworks Capital, LLC will act as a referring broker-dealer, in which all sales will be placed through the efforts of Sageworks Capital, LLC. As compensation for these efforts, the company will pay Sageworks Capital. LLC a one-time set up fee of $10,000 and 100 basis points on the aggregate amount raised by the company from investors.

The www.heugenis.com website will be the exclusive means by which prospective investors may subscribe in this offering. In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by credit card, wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

Heugenis employees are assisting with preparing the materials sent via email to persons who have submitted non-binding indications of interest and posted on Heugenis websites. They do not have direct telephone, email exchanges or other contact with persons interested in purchasing the offered securities, except to gather additional information or clarification from persons who have subscribed to purchase securities on the www.heugenis.com website.

APPENDIX

FINANCIAL STATEMENTS

To the Board of Directors
Heugenis Inc.
Grand Rapids, Michigan

INDEPENDENT AUDITOR'S REPORT

Report on the Financial Statements

We have audited the accompanying balance sheet of Heugenis Inc. (the "Company") as of February 12, 2018 and the related notes to the financial statement.

Management's Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Heugenis Inc. as of February 12, 2018 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statement, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado
June 15, 2018

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com

HEUGENIS INC.
BALANCE SHEET
As of February 12, 2018 (inception)

ASSETS		
Current Assets:		
Cash and cash equivalents	$	-
Total Current Assets		-
TOTAL ASSETS	$	-
LIABILITIES AND STOCKHOLDERS' EQUITY		
Liabilities	$	-
Stockholders' Equity:		
Common Stock, $0.0001 par, 1,000 shares authorized, zero issued and outstanding as of February 12, 2018		-
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$	-

See accompanying Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

-5-

NOTES TO THE FINANCIAL STATEMENTS

HEUGENIS INC.
NOTES TO FINANCIAL STATEMENTS
As of February 12, 2018 (inception)

NOTE 1: NATURE OF OPERATIONS

Heugenis Inc. (the "Company") is a corporation organized February 12, 2018 under the laws of Michigan. The Company was formed to create wearable technology as a potential treatment for Alzheimer's disease.

As of February 12, 2018, the Company has not commenced planned principal operations nor generated revenue. The Company's activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company's planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company's cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Fair Value of Financial Instruments

Financial Accounting Standards Board ("FASB") guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

See accompanying Independent Auditor's Report
-6-

HEUGENIS INC.
NOTES TO FINANCIAL STATEMENTS
As of February 12, 2018 (inception)

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Stock Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a stock subscription receivable as an asset on a balance sheet. When stock subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the stock subscription receivable is reclassified as a contra account to stockholders' equity (deficit) on the balance sheet.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, *Income Taxes*. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company's policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state, and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

See accompanying Independent Auditor's Report
-7-

HEUGENIS INC.
NOTES TO FINANCIAL STATEMENTS
As of February 12, 2018 (inception)

NOTE 3: GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues as of February 12, 2018. The Company's ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: STOCKHOLDERS' EQUITY

The Company has authorized 1,000 shares of common stock, $0.0001 par. As of February 12, 2018, no shares has been issued.

NOTE 5: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers" (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services.

In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers", which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. We expect to complete our evaluation in 2018 and intend to adopt the new standard effective January 1, 2018.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

See accompanying Independent Auditor's Report
-8-

HEUGENIS INC.
NOTES TO FINANCIAL STATEMENTS
As of February 12, 2018 (inception)

NOTE 6: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 7: SUBSEQUENT EVENTS

Shareholder Contributions

On February 20, 2018, one of the Founders of the Company contributed $100,000, no shares were issued in exchange for this contribution.

Management's Evaluation

Management has evaluated all subsequent events through June 15, 2018, the date the financial statements were available to be issued. There are no additional material events requiring disclosure or adjustment to the financial statements.

See accompanying Independent Auditor's Report
-9-

EXHIBITS

1.	BD Agreement Heugenis Inc

2.	State of Delaware Certificate of Incorporation, Michigan and Delaware Conversion

3.	Bylaws

4.	Shareholders Agreement for Heugenis Inc

5.	Auditor’s Consent

6.	Opinion Letter (To be filed by Amendment)

7.	Subscription Agreement (To be filed by Amendment)

SIGNATURE PAGE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan on October 1, 2018.

/s/ HEUGENIS INC
By Kim Lavine, CEO and Chairman of the Board

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Kim Lavine, CEO & Chairman of the Board
October 1, 2018

_____________________________________

[i] Does not include any warrants to purchase stock at a later date.
ii https://www.alz.org/documents_custom/2017-facts-and-figures.pdf

iii Miller SC, Lima JC, Looze J, Mitchell SL. Dying in U.S. nursing homes with advanced dementia: How does health care use differ for residents with, versus without, end-of-life Medicare skilled nursing facility care? J Palliat Med 2012;15:43-50.

iv Alzheimer’s Association, http://www.alz.org/braintour/3_main_parts.asp.
[v] Alzheimer’s Association. 2017 Alzheimer’s Disease Facts and Figures. Alzheimer’s Dement 2017;13:325-373.
vi https://www.nytimes.com/2016/11/23/health/eli-lillys-experimental-alzheimers-drug-failed-in-large-trial.html
vii http://www.prnewswire.com/news-releases/axovant-announces-negative-topline-results-of-intepirdine-phase-3-mindset-trial-in-alzheimersdisease-
viii https://www.medicinenet.com/script/main/art.asp?articlekey=9877
ix https://www.nature.com/articles/540207a
[x] https://www.theguardian.com/science/2016/dec/07/strobe-lighting-provides-a-flicker-of-hope-in-the-fight-against-alzheimers#comments
xi https://www.emergogroup.com/resources/research/fda-510k-review-times-research

xii Nature Journal 540, 207–208 (08 December 2016)| Article; Gamma frequency entrainment attenuates amyloid load and modifies microglia; Hannah F. Iaccarino, Annabelle C. Singer[…]Li-Huei Tsai; Subjects: Alzheimer's disease, Immunology, Neurodegeneration; DOI 10.1038/540207a; Published online 07 December 2016

xiii https://www.emergogroup.com/resources/research/fda-510k-review-times-research
xiv https://www.theguardian.com/science/2016/dec/07/strobe-lighting-provides-a-flicker-of-hope-in-the-fight-against-alzheimers#comments
xv New Scientist (May 19, 2006).” Flashy Goggles Combat Space Sickness.” Retrieved from https://www.newscientist.com/article/dn9196-flashy- goggles-combat-space-sickness/

xvi Reschke MF1, Somers JT, Ford G. “Stroboscopic Vision as a Treatment for Motion Sickness: Strobe Lighting Vs. Shutter Glasses. ” Neurosciences Laboratories, NASA Johnson Space Center, Houston, TX, USA. millard.f.reschke@nasa.gov Retrieved from http://www.ncbi.nlm.nih.gov/pubmed/16422446

xvii Jack A. Adams, “A Closed-Loop Theory of Motor Learning,” Journal of Motor Behavior, 1971, 3, pages 111-149
xviii Howard Thorsheim et al, “Visual and Kinesthetic Components of Pursuit-Tracking Performance,” 1973, pages 6-7

xix M. Russell Harter, Robert Eason, Carroll White, “Effects of Intermittent Visual Input Disruption, Flicker-Rate, and Work Time on Tracking Performance and Activation Level,” Perceptual and Motor Skills, 1964, 19, page 832

xx Harter et al, page 840

xxi Jocelyn Faubert, “Professional athletes have extraordinary skills for rapidly learning complex and neutral dynamic visual scenes,” Nature Scientific Reports, January 2013, 3:1154, DOI: 10.1038/srep01154

xxii M. J. Haskins, “Development of a Response- Recognition Training Film In Tennis,” Perceptual and Motor Skills, 1965 August; 21 (1), pages 207-211
xxiii W. A. Burroughs, “Visual simulation training of baseball batters,” International Journal of Sports Psychology, 1984, Vol 15, pages 117-126

xxiv A. M. Williams, P. Ward, J. Knowles and N.J. Smeeton, “Anticipation skill in a real-world task: Measurement, training, and transfer in tennis,” Journal of Experimental Psychology: Applied, 2002 8(4), pages 259-270

xxv A. M. Williams, P. Ward, and C. Chapman, “Training perceptual skill in field hockey: Is there transfer from the laboratory to the field?” Research Quarterly for Exercise and Sport, 2003 74(1), pages 98-103

xxvi Tim Newcomb, “Visions of Perfection,” Sports Illustrated, 9 January 2012
xxvii “Florida Jr. Blades: Empire team celebrates reaching 100-win milestone”, USA Junior Hockey Magazine, 27 January 2013
xxviii L. Gregory Appelbaum, Julia E. Schroeder, Matthew S. Cain and Stephen R. Mitroff, “Improved visual cognition through stroboscopic training,” Frontiers in Psychology, 2:276, 28 October 2011
xxix Appelbaum et all, page 11

xxx Sports Illustrated (April 13, 2015). “Seeing the Benefit: MLB Teams Focus On Enhancing Players' Visual Training.” Retrieved from http://www.si.com/edge/2015/04/21/seeing-the-benefit-mlb-vision-training-tampa-bay-rays

xxxi Athletic Training & Sport Health (Nov/Dec 2013). “Strobe Glasses Improve Hockey Players' Performance," Stephen R. Mitroff, Peter Friesen, Doug Bennett, Herb Yoo, Alan W. Reichow., Nov/Dec, 2013. Retrieved from http://www.healio.com/orthopedics/journals/atshc/2013-11-5-6/%7B9cf36fe8- 9769-4909-acae-5419d69ab6b5%7D/enhancing-ice-hockey-skills-through-stroboscopic-visual-training-a-pilot-study

xxxii Time Magazine (January 2012). Tim Newcomb. “Sensory Training Technology Takes Hold in the NFL.” Retrieved from http://techland.time.com/2012/01/03/sensory-training-technology-takes-hold-in-the-nfl/

xxxiii Attention, Perception, & Psychophysics (November 2012). L. Gregory Appelbaum & Matthew S. Cain Julia E. Schroeder & Elise F. Darling & Stephen R. Mitroff. “Stroboscopic Visual Training Improves Information Encoding In Short-Term Memory.” Retrieved from http://link.springer.com/article/10.3758%2Fs13414-012-0344-6

xxxiv https://www.alz.org/documents_custom/2017-facts-and-figures.pdf
xxxv ibid
xxxvi https://www.forbes.com/sites/nextavenue/2017/03/07/costs-exploding-for-alzheimers-and-other-dementias/#28c2bcf11570; https://www.alz.org/facts/
xxxvii https://www.statista.com/statistics/643072/alzheimers-medicare-medicaid-care-costs-us/
xxxviii http://www.openpr.com/news/504634/Wearable-Medical-Device-Market-worth-12-14-Billion-USD-by-2021.html
xxxix ibid
xl https://www.recode.net/2015/5/19/11562770/is-the-wearable-health-movement-sustainable xli ibid
xlii CCS Insight’s Wearables Forecast, Worldwide, 2015-2019.

xliii http://www.prnewswire.com/news-releases/global-smart-wearables-market-2017-2021-smart-wearables-is-projected-to-cross-us-30-billion-with-kids- and-pets-wearables-likely-to-cross-1-billion---research-and-markets-300394121.html xliv http://www.Cognitotx.com
xlv https://www.salon.com/2017/12/13/brain-wave-treatment-for-alzheimers-is-promising-but-the-first-human-subject-is-left-behind_partner/
xlvi https://www.crunchbase.com/organization/senaptec#/entity xlvii https://www.alz.org/join_the_cause_prescription_drugs.asp xlviii https://www.fool.com/investing/general/2015/04/04/the-truly-staggering-cost-of-alzheimers-disease.aspx xlix https://www.gq.com/story/steph-curry-nba-best-player
[l] https://twitter.com/tim_wright81/status/664627901074116608 li http://www.espn.com/blog/truehoop/post/_/id/74617/how-do-kawhi-leonard-and-steph-curry-train-their-brains-strobe-lights-yes-really